UNITED STATES

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United States Steel Corporation
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The following email was sent to employees of United States Steel Corporation on March 19, 2024:

From: USSteelCommunications Subject: On Behalf of Tara Carraro: Expanded Edition – Articles of Interest Date: Tuesday, March 19, 2024 9:58:49 AM Attachments: image001.png TO: All U.S.-based employees DATE: Tuesday, March 19, 2024 Nippon Steel’s proposed acquisition of U. S. Steel generated a significant amount of media coverage over the last week, so we’ve expanded this week’s edition in this series to ensure you see the strong, continued support being expressed for this deal. I encourage you to log-in to X App. We’ve included links to recent articles of interest*, along with statements from organizations and individuals in the business and policy world, gathered in one place to save you time and help you keep up with the latest news. Visit BestDealForAmericanSteel.com for additional information about this proposed transaction and to sign up to receive alerts when updates are posted to the site. Thank you. Tara * Please note: Some articles included in this series may require subscriptions to view.

The following materials were first posted by United States Steel Corporation to its internal company news application, X App, on March 19, 2024:

NSC | USS: Weekly Articles of Interest – March 19, 2024 X App Headline (80-character limit): • NEW: Articles of Interest – Nippon Steel | U. S. Steel Proposed Transaction Sub-headline (80-character limit): • EXPANDED EDITION for the week of March 18, 2024 Description (300-character limit): • Nippon Steel’s proposed acquisition of U. S. Steel generated a significant amount of media coverage over the last week, so we’re super sizing this week’s edition in this series to ensure you see the strong, continued support being expressed for this deal. Click to read more. Accompanying visuals: Image 1 Image 2 Image 3 Image 4

Image 5 Image 6 Image 7 Image 8 Image 9 Image 10

Image 11 Image 12 Image 13 Image 14 Image 15 Image 16 Body copy (no character limits): Below are links to recent articles of interest*, along with statements from organizations and individuals in the business and policy world, gathered in one place to save you time and help you keep up with the latest news. Visit BestDealForAmericanSteel.com for additional information about this proposed transaction and to sign up to receive alerts when updates are posted to the site. * Please note: Some articles included in this series may require subscriptions to view

Opinion and Editorial Board Pieces o The Wall Street Journal (March 14, 2024): Biden’s Nippon Steel Fiasco (attached) o Alliance for Innovation and Infrastructure DC Journal opinion piece (March 14, 2024): Fighting Steel Deal Makes Perfect the Enemy of the Good Aii website blog (March 8, 2024): Infrastructure Upholds Us. What Upholds It? Steel. o Washington Times (March 14, 2024): Let the world invest in America: Nippon-U.S. Steel merger should be approved o RealClear Markers (March 15, 2024): With U. S. Steel’s Acquisition Don’t Let Politics Triumph Over Economics o Cato Institute (March 15, 2024): On the Nippon Steel – U. S. Steel Deal, Politics (Again) Tops Policy o Reason Magazine (March 15, 2024): The U. S. Steel/Nippon Steel Deal Should Be None of Joe Biden’s Business o Townhall (March 16, 2024): Preserve Economic Growth and National Security by Unraveling the Politics from the U. S. Steel Deal Third-Party Statements o U.S. Chamber of Commerce (March 14, 2024): Statement from John Murphy, Senior Vice President and Head of International o Global Business Alliance (March 14, 2024): Statement from Nancy McLernon, President & CEO o Nikkei Asia (March 15, 2024): Major U. S. Steel shareholder Pentwater supports Nippon Steel deal Comments by David Zirin, chief operating officer of Pentwater Capital Management, including: "We support Nippon Steel's bid to acquire U. S. Steel. Nippon has committed to make large capital expenditures to improve U. S. Steel's existing blast furnace infrastructure which supports American job creation. We believe the transaction with Nippon is a benefit to both Nippon as well as to all U. S. Steel stakeholders. It has been widely reported that Cleveland Cliffs is very upset that its inferior bid to purchase U. S. Steel was rejected. It is Pentwater's belief that Nippon Steel is a much better partner for U. S. Steel and as a result Pentwater would vote its shares against any offer made by Cleveland Cliffs to purchase U. S. Steel." o Nikkei Asia (March 14, 2024): Biden says U. S. Steel should remain American-owned Comments by U.S. Rep. Mike Gallagher, a Republican from Wisconsin and the chairman of the House Select Committee on the Strategic Competition between the United States and the Chinese Communist Party, including: "Given everything that the Nippon Steel executives have said about what they plan to do, honoring labor agreements, I don't think there's a national security concern at all.” Comments by Kenneth Weinstein, the Japan chair at Hudson Institute, including: "This isn't about acquiring a prized U.S. asset. It's about investing in an American company, creating jobs in Pennsylvania, and training workers in cutting-edge technologies."

o The Washington Post (March 13, 2024): Biden calls American ownership of U. S. Steel ‘vital’ as he opposes deal Comments by Dan Price, managing director at Rock Creek Global Advisors, who was the top White House official on international trade and investment during the George W. Bush administration, including: “I am unaware of any president preemptively signaling he may oppose an acquisition that is undergoing national security review, much less an acquisition by a company from a treaty partner that we are obligated to defend with U.S. troops.” o David Faber, co-anchor CNBC’s Squawk on the Street – March 14 episode of Squawk on the Street: “There is virtually nobody who would argue that Japan represents a national security risk. In fact, the technology transfer in this case is going from Japan to the US where there would be significant potential upgrades of it.” o Shihoko Goto, director of the Asia Program at the Wilson Center – March 14 statement on X (formerly known as Twitter): “US domestic politics is defining what should be up to two private companies to decide. The US Steel/Nippon Steel debate is also driving a harmful wedge between otherwise solid partner nations[.]” o Mireya Solis, director of the Center for Asia Policy Studies at Brookings Institution – March 14 statement on X (formerly known as Twitter): “This throws sand in the wheels of U.S.-Japan economic cooperation. Who will believe us when we appeal to the spirit of ‘friend-shoring’?”

THE WALL STREET JOURNAL.
THURSDAY, MARCH 14, 2024 © 2024 Dow Jones & Company, Inc. All Rights Reserved.

OPINION | REVIEW & OUTLOOK

Biden's Nippon Steel Fiasco

The President opposes the Japanese firm's purchase of U.S. Steel under pressure from unions and Donald Trump, which will hurt America.

By The Editorial Board


United States Steel
USS
The United States Steel Mon Valley Works Clairton Plant in Clairton, Pa., is shown on Monday, Feb. 26.

PHOTO: GENE J. PUSKAR/ASSOCIATED PRESS

Everyone knows the Trump-Biden election campaign is going to be nasty, brutish and not short enough, but the unknown is how much policy damage it will do. One unfolding example is the fiasco of self-destructive opposition to Nippon Steel's proposed acquisition of U.S. Steel.

The American political consensus used to be that foreign investment is a sign of U.S. economic strength and a source of good-paying jobs. Protectionists focused on blocking imported goods that compete with American products. But now they're targeting even investment in U.S. manufacturing from friendly countries.

That's the case with Nippon Steel's non-hostile $14.1 billion offer to buy U.S. Steel, a venerable American name that has fallen well down the ranks of world producers. Nippon Steel executives plan a major capital infusion to make U.S. Steel more productive. But the merger is opposed by Cleveland-Cliffs, a U.S. Steel competitor, and the United Steelworkers, and the politicians are following like sheep.

The latest is President Biden, who issued a statement Thursday expressing his opposition to the sale to Nippon Steel: "U.S. Steel has been an iconic American steel company for more than a century, and it is vital for it to remain an American steel company that is domestically owned and operated."

The world is awash in steel, so it isn't clear why steel must be made in the U.S. But if steel is made in U.S., why is it "vital" that it be "domestically owned"? Nippon Steel is the world's fourth-largest steel maker and far more efficient than U.S. Steel's

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aging plants. Nippon Steel’s expertise and capital would enhance U.S. economic strength by making U.S. Steel’s operations more competitive. Nippon Steel already employs some 4,000 Americans, and it has wanted to expand here for some time. One reason is the 25% tariff on steel imports that Donald Trump imposed and Mr. Biden hasn’t lifted. Manufacturers are moving to the U.S., especially from Europe, to avoid U.S. tariffs and take advantage of lower-cost Amer-ican energy and the vast subsidies for green energy. The U.S. needs more steel to meet this demand. But the political opposition to Nippon Steel isn’t about the economic merits. It’s about Cleve-land-Cliffs, the steelworkers union and the electoral competition for blue-collar workers in November. Like U.S. Steel, Cleveland-Cliffs is a unionized U.S. company. Its CEO, Lourenco Goncalves, is sore because U.S. Steel rejected his merger offer as inadequate last year. Smart move. Nippon Steel’s bid is roughly double what Cleveland-Cliffs offered. Cleveland-Cliffs and its political patrons in the Ohio and Penn-sylvania Senate delegations are now lobbying furiously to block the Japanese company’s purchase. Donald Trump also opposes the deal, claiming to be a tribune of the working man. I f y o u r e a l l y c a r e a b o u t workers, Nippon Steel’s bid is better. The firm has promised to honor the United Steelworkers collective-bargaining agreement and says it won’t move current U.S. production or jobs overseas. A more competitive U.S. Steel is less likely to have to lay off workers in the future. Mr. Biden as President is s u p p o s e d to re p re s e n t t h e national interest, and maintaining America’s reputation for inviting foreign capital really is a “vital” interest. So is treating allies well, and mistreating a Japanese firm as hostile won’t make friends in Tokyo. Mr. Biden has already jolted allies with his recent deci-sion to stop approvals for lique-fied natural gas export projects. Barring Nippon Steel for political reasons sends a rotten message to friends—especially since it would be a boon to Chinese steel makers that compete with Nippon. Mr. Biden’s rhetorical interven-tion is also a bad look because his government’s Committee on Foreign Investment in the United States is reviewing Nippon Steel’s bid. His comments look like an attempt to tilt the committee, which is composed of executive branch agencies, against the acquisition. It’s the kind of thing you’d expect from Mr. Trump. And that may explain it. Mr. Biden is scared of Mr. Trump’s trade shadow, which is leading to many bad economic deci-sions. The political competition to appear to be populist—while really being corporatist—is going to do a lot more harm in the next seven months.

The following materials were first displayed by United States Steel Corporation on digital screens in the company’s facilities on March 19, 2024:

If you really care about workers, Nippon Steel’s bid is better. [...] A more competitive U. S. Steel is less likely to have to lay off workers in the future. Editorial Board March 14, 2024

NIPPON STEEL | U. S. Steel

"There is virtually nobody who would argue that Japan represents a national security risk. In fact, the technology transfer in this case is going from Japan to the U.S. where there would be significant potential upgrades of it."



David Faber
Co-Anchor
Squawk Box
CNBC
March 14, 2024

Given everything that the Nippon Steel executives have said about what they plan to do, honoring labor agreements, I don't think there's a national security concern at all. March 14, 2024 Chairman, House Select Committee on the Strategic Competition between the United States and the Chinese Communist Party Rep. Mike Gallagher R - Wisconsin, 8th District

Nippon has committed to make large capital expenditures to improve U. S. Steel's existing blast furnace infrastructure which supports American job creation. March 15, 2024 David Zirin Chief Operating Officer Pentwater Capital Management

I am unaware of any president preemptively signaling he may oppose an acquisition that is undergoing national security review, much less an acquisition by a company from a treaty partner that we are obligated to defend with U.S. troops. March 13, 2024 Dan Price Managing Director Rock Creek Global Advisors

Contrary to knee-jerk opposition based on outdated sentiments, Nippon's investment will modernize U. S. Steel's technological capabilities, foster innovation, increase productivity, and improve cost efficiency. March 16, 2024 Andrew Langer President Institute for Liberty

Mo v i n g Fo rwa r d Toget h e r a s t h e wo r l d -le a d i n g c a p a b ilities wit h t h e b est steelma k e r

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Additional Information and Where to Find It

This communication relates to the proposed transaction between the United States Steel Corporation (the “Company”) and Nippon Steel Corporation (“NSC”). In connection with the proposed transaction, the Company has filed and will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”), a definitive version of which was filed with the SEC on March 12, 2024. The Company commenced disseminating the definitive Proxy Statement to stockholders of the Company on or about March 12, 2024. The Company may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (A DEFINITIVE FILING OF WHICH HAS BEEN MADE WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NSC AND THE PROPOSED TRANSACTION.

The Company’s stockholders will be able to obtain free copies of the definitive Proxy Statement, as well as other documents containing important information about the Company, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com.

Participants in the Solicitation

NSC, the Company and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of the Company who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, a definitive version of which was filed with the SEC on March 12, 2024. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and was included in the definitive version of the Proxy Statement filed with the SEC. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains information regarding the Company and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, the construction or operation of new or existing facilities or capabilities, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s or NSC’s control. It is possible that the Company’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the possibility that the Company’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the Company. The Company directs readers to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Form 10-K for the year ended December 31, 2023, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well as tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this communication is as of the date above. Neither the Company nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.